Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B
CONVERTIBLE PERPETUAL PREFERRED STOCK OF RUBICON TECHNOLOGIES, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Rubicon Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation” or the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY

FIRST: That, the Certificate of Incorporation of the Corporation dated August 15, 2022 as amended by that certain Certificate of Amendment dated September 26, 2023 (as amended, supplemented or restated from time to time in accordance with the terms of this Certificate of Designations, the “Certificate of Incorporation”) (i) authorizes the issuance of up to Ten Million (10,000,000) shares of preferred stock with each such share having a par value of $0.0001 (the “Preferred Stock”) of the Corporation in one or more series and (ii) expressly vests the Board of Directors of the Corporation (the “Board”) with the authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding); and

SECOND: That, the Board previously adopted on November 21, 2024 a resolution designating a series of Preferred Stock as the Series B Convertible Perpetual Preferred Stock and the Certificate of Designations, Preferences and Rights of Series B Convertible Perpetual Preferred Stock was filed with the Secretary of State of the State of Delaware on December 3, 2024;

THIRD: That, pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board on December 4, 2024, adopted the following resolution for purposes of amending and restating the Certificate of Designations, Preferences and Rights of Series B Convertible Perpetual Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, the Certificate of Designations, Preferences and Rights of Series B Convertible Perpetual Preferred Stock is hereby amended and restated as follows:

i

9.	Director Nomination Rights	25
10.	Consent Rights	26
11.	Reissuance of Series B Preferred Stock	27
12.	Transfers	27
13.	Notices	27
14.	Amendments and Waiver	27
15.	Withholding	28
16.	Tax Matters	28

ii

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Perpetual Preferred Stock” (the “Series B Preferred Stock”), and the number of shares constituting such series (“Shares”) shall be 28,800 with an initial Stated Value (as defined below) of $1,000.00 per Share. The rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock shall be as set forth herein. The Series B Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of holders to receive certificated Shares under the DGCL.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Accumulated Stated Value” has the meaning set forth in Section 4.1.

“Actual Share Count” means the number of shares of Common Stock outstanding (calculated on a fully diluted basis) on any date on which a determination is required to be made hereunder.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Corporation and its Subsidiaries shall not be deemed to be Affiliates of any holder of Shares of Series B Preferred Stock or any of their Affiliates (other than the Corporation and its Subsidiaries). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“as-converted basis” means (a) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding Shares of Series B Preferred Stock (at the Conversion Price in effect on such date) are assumed to be outstanding as of such date and (b) with respect to any outstanding Shares of Series B Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such Shares of Series B Preferred Stock on such date (at the Conversion Price in effect on such date).

“Assumed Share Count” means the 388,065,463 shares of Common Stock outstanding (calculated on a fully diluted basis) on the Original Issue Date.

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Preferred Stock, if any, owned by such Person to Common Stock).

“Board” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to close.

“Certificate of Designations” means this Amended and Restated Certificate of Designations, Preferences and Rights of Series B Convertible Perpetual Preferred Stock of Rubicon Technologies, Inc., as it may be amended from time to time. For the avoidance of doubt, Schedule I and each other Schedule hereto shall be deemed to be part of this Certificate of Designations.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change in Tax Law” has the meaning set forth in Section 16(a).

“Change of Control” means any of the following events after the Original Issue Date:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its Wholly-owned Subsidiaries, the employee benefit plans of the Corporation and its Wholly-owned Subsidiaries or the Investor and/or its Affiliates, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock; or

(b) the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group other than any of the Corporation’s Wholly-owned Subsidiaries or the Investor and/or its Affiliates; provided, however, that a transaction described in clause (ii) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such shall not be a “Change of Control” pursuant to this clause (b).

“Charter Amendments” has the meaning set forth in Section 8.2(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Corporation’s Class A common stock, par value $0.0001 per share.

“Compounded Dividends” has the meaning set forth in Section 4.2.

“Conversion Date” has the meaning set forth in Section 8.2(d).

“Conversion Price” means, initially $0.00390601 per Share, as adjusted from time to time in accordance with Section 8.6.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 8.

“Corporation” has the meaning set forth in the Preamble.

“Corporation Redemption” has the meaning set forth in Section 7.2.

“Corporation Redemption Date” has the meaning set forth in Section 7.5(b).

“Corporation Redemption Notice” has the meaning set forth in Section 7.2.

“Current Market Price” means, on any day, the average of the Daily VWAP for the five (5) consecutive Trading Days ending the Trading Day immediately prior to the day in question.

“Daily VWAP” means the consolidated volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one share of such Common Stock on such Trading Day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“DGCL” has the meaning set forth in the Preamble.

“Dividend Payment Date” has the meaning set forth in Section 4.2.

“Dividend Period” means each period from, and including, a Dividend Payment Date (or, in the case of the first Dividend Period, from, and including, the Original Issue Date) to, but excluding, the next Dividend Payment Date.

“Dividend Rate” means 8.00% per annum, which amount shall increase by 1.00% per annum on the second anniversary of the Original Issue Date and on each anniversary thereafter up to a maximum Dividend Rate not to exceed 11.00% per annum; provided, that if and for so long as any Event of Noncompliance occurs and is continuing, then the then-current Dividend Rate shall automatically increase by an additional 5.00% per annum up to a maximum Dividend Rate not to exceed 16.00% per annum. For the avoidance of doubt of doubt, the maximum Dividend Rate shall not exceed 16.00% per annum.

“Dividends” has the meaning set forth in Section 4.1.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any stock, any partnership interest, any limited liability company interest and any other interest, right or security convertible into, or exchangeable or exercisable for, capital stock, partnership interests, limited liability company interests or otherwise having the attendant right to vote for directors or similar representatives.

“Event of Noncompliance” means (i) the failure by the Corporation to issue Common Stock upon receipt of a Notice of Conversion pursuant to the terms of Section 8.2(a), (ii) the failure by the Corporation to comply with the provisions of Section 10 (including Schedule I hereto), (iii) the failure by the Corporation to comply with the provisions of Section 14(a), (iv) the failure by the Corporation to redeem any Share on a Redemption Date with respect to such Shares and (v) the failure of the Corporation to comply with the other terms of this Certificate of Designations and such failure continues for thirty (30) days from the earliest of (1) receiving written notice from the Investor of such failure or (2) the date on which the Corporation becomes aware of any such failure.

“Ex-Dividend Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Debt Agreement” means each agreement listed on Schedule I-C hereto (as in effect on the Original Issue Date after giving effect to any amendments, waivers or modifications which become effective on such date).

“Expiration Date” has the meaning set forth in Section 8.6(f).

“fully diluted basis” means the number of shares of Common Stock outstanding plus any shares of Common Stock issuable in connection with outstanding options, warrants, calls, convertible or exchangeable securities or other rights or arrangements that obligate the Corporation or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests in the Corporation or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Corporation or a Subsidiary thereof) or (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Corporation or any of its Subsidiaries.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Holder Optional Redemption” has the meaning set forth in Section 7.1.

“Holder Optional Redemption Date” has the meaning set forth in Section 7.4.

“Holder Optional Redemption Notice” has the meaning set forth in Section 7.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Insolvency Event” means:

(a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Corporation, or of a substantial part of the property or assets of the Corporation, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or for a substantial part of the property or assets of the Corporation or (iii) the winding-up or liquidation of the Corporation, and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c) the Corporation shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or for a substantial part of the property or assets of the Corporation, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

“Investment Agreement” means (a) the Securities Purchase Agreement dated the Original Issue Date between the Corporation and the Investor and (b) the Securities Purchase Agreement dated December 5, 2024 between the Corporation and the Investor.

“Investor” means MBI Holdings LP.

“Junior Securities” means, collectively, the Common Stock and each other class or series of capital stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Latest Maturity Date” means the first date on which the satisfaction by the Corporation of a Holder Optional Redemption would not, as reasonably determined by the disinterested directors of the Board (who, in making such determination may reasonably rely on such opinions of counsel or certificates as deemed appropriate), result in an “event of default” or similar concept under any Existing Debt Agreement.

“Laws” mean all state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations have the force of law, Permits, decrees, or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liquidation” has the meaning set forth in Section 5.1.

“Liquidation Preference” has the meaning set forth in Section 5.1.

“Notice of Conversion” has the meaning set forth in Section 8.2(a).

“Original Issue Date” means December 3, 2024.

“Parity Securities” means (i) the Series A Preferred Stock and (ii) any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation.

“Participating Dividend” has the meaning set forth in Section 4.4.

“Permits” mean all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Stock” has the meaning set forth in the Recitals.

“Preferred Stock Director” has the meaning set forth in Section 9.

“Preferred Stock Director Nomination Right Condition” has the meaning set forth in Section 9.

“Preferred Stock Nominee” has the meaning set forth in Section 9.

“Redemption Dates” has the meaning set forth in Section 7.5(b).

“Redemption Price” means, as of any Redemption Date, an amount in cash per Share of Series B Preferred Stock equal to the greatest of (i) the Accumulated Stated Value, (ii) the product of (A) the number of shares of Common Stock such Share of Series B Preferred Stock is convertible into at the Conversion Price immediately prior to the applicable redemption multiplied by (B) the greater of (x) the Current Market Price on the Trading Day prior to the applicable Redemption Date and (y) the Last Reported Sale Price on the Trading Day prior to the applicable Redemption Date and (iii) the product of 2.0 multiplied by the Stated Value.

“Reorganization Event” has the meaning set forth in Section 8.6(g).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series B Preferred Stock, has preference or priority over the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Preferred Stock” means the Corporation’s Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share.

“Series A Preferred Stock Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series A Convertible Perpetual Preferred Stock of Rubicon Technologies, Inc., dated as of May 7, 2024.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Shares” has the meaning set forth in Section 1.

“Stated Value” means, with respect to any Share on any given date, $1,000.00.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” and “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest, or penalties and additions to tax imposed by any Governmental Authority.

“Trading Day” means a Business Day on which any securities exchange or market on which the Common Stock is listed or quoted at such time is open for business.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Equity Securities (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) are owned by any one (1) or more of the Corporation and the Corporation’s other Wholly-owned Subsidiaries at such time.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including any voluntary or involuntary Insolvency Event of the Corporation, all Shares of the Series B Preferred Stock shall rank (a) senior to all Junior Securities, (b) pari passu with any Parity Securities in issue from time to time, and (c) junior to all Senior Securities; provided, that all Shares of the Series B Preferred Stock shall rank senior to any other series of shares of preferred stock of the Corporation other than the Series A Preferred Stock.

4. Dividends.

4.1 Accrual of Dividends. From and after the Original Issue Date of the Shares, cumulative dividends (“Dividends”) on each such Share shall accrue whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the applicable Dividend Rate on the sum of (i) the Stated Value thereof plus, (ii) once compounded, any Compounded Dividends thereon, plus (iii) all accrued but unpaid Dividends (the sum of clauses (i), (ii) and (iii), the “Accumulated Stated Value”). All accrued but unpaid dividends on any Share shall, unless declared and paid in cash pursuant to Section 4.2, compound quarterly on the last day of March, June, September and December of each calendar year and shall be added to the then current Accumulated Stated Value.

4.2 Payment of Dividends. If, as and when declared by the Board out of funds legally available therefor to the maximum extent not prohibited by Delaware law, the Corporation shall make each dividend payment on the Series B Preferred Stock in cash on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”) at the applicable Dividend Rate; provided, that if the Corporation elects and declares and pays in cash any such dividend payments, the Corporation shall elect and declare and pay in cash such dividend payments on the same pro rata portion of each holder’s Shares. The record date for payment of dividends on the Series B Preferred Stock will be the fifteenth (15th) day of the calendar month of the applicable Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to registered holders of record of the Series B Preferred Stock as such holders appear on the stock register of the Corporation at the close of business on the related record date. If any Dividend Payment Date is not a Business Day, the applicable payment shall be due on the next succeeding Business Day and no additional dividend amount for such period shall be payable during such period as a result of such delay, but shall be paid on the next succeeding Dividend Payment Date. All dividends that the Corporation does not elect to declare and pay in cash shall compound quarterly pursuant to Section 4.1 on the last day of such quarterly period and shall be added to the then current Accumulated Stated Value (“Compounded Dividends”). For the avoidance of doubt, (i) no Dividend may be declared by the Board in respect of the Series B Preferred Stock unless paid immediately in cash, and (ii) no Dividend shall be declared or paid upon delivery of a redemption notice or conversion notice of the Series B Preferred Stock (including in connection with a liquidation pursuant to Section 5).

4.3 Dividend Calculations. Dividends on the Series B Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

4.4 Dividends on the Common Stock. If the Corporation declares a dividend or makes a distribution of cash or any other property (or any other distribution treated as a dividend under Section 301 of the Code) on its Common Stock, each holder of Shares of Series B Preferred Stock shall be entitled to participate in such dividend or distribution in an amount equal to the largest number of whole shares of Common Stock into which all Shares of Series B Preferred Stock (including any unpaid Compounded Dividends and, without duplication, accrued but unpaid dividends up to, but excluding, the record date for the applicable distribution) held of record by such holder is convertible pursuant to Section 8 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution (each such dividend, a “Participating Dividend”). For the avoidance of doubt, the payment of a Participating Dividend with respect to a Share of Series B Preferred Stock shall not reduce or otherwise effect the Accumulated Stated Value of such Share.

4.5 Conversion Prior to or Following a Record Date. If the Conversion Date for any Shares is prior to the close of business on the record date for a dividend as provided in Section 4.2, the holder of such Shares shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any Shares is after the close of business on the record date for a dividend as provided in Section 4.2 but prior to the corresponding Dividend Payment Date, the holder of such Shares as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such Shares prior to the applicable Dividend Payment Date.

5. Liquidation.

5.1 Liquidation. In the event of any Insolvency Event of the Corporation (a “Liquidation”), the holders of Shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with any payment to the holders of any Parity Securities and subject to the rights of Senior Securities and the Corporation’s creditors, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per Share of Series B Preferred Stock equal to the greater of (i) the Accumulated Stated Value and (ii) such amount as would have been payable had all Shares of the Series B Preferred Stock been converted into Common Stock at the Conversion Price immediately prior to such Liquidation (the “Liquidation Preference”).

5.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series B Preferred Stock the Liquidation Preference to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series B Preferred Stock and any Parity Securities in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, taking into account the Liquidation Preference payable in respect of such Series B Preferred Stock, and (b) the Corporation shall not make or agree to make, or set aside for the benefit of the holders of Junior Securities, any payments to the holders of Junior Securities.

5.3 Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6. Voting. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law and provided, that no holder of Shares of Series B Preferred Stock shall be entitled to vote with the holders of outstanding shares of Common Stock until the expiration or early termination of the applicable waiting period under the HSR Act, if a filing under the HSR Act is required for such holder with respect to its acquisition of such shares of Series B Preferred Stock or any conversion of the Series B Preferred Stock. In any such vote, each holder of Shares of Series B Preferred Stock shall be entitled to vote on an as-converted basis as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws. As long as any Share of Series B Preferred Stock is outstanding, the Corporation shall not amend, modify or supplement any provision of this Certificate of Designations, unless the prior written approval of the holders of a majority of the Series B Preferred Stock issued and outstanding has been obtained.

7. Redemption.

7.1 Holder Optional Redemption. Subject to the provisions of this Section 7, on or after the Latest Maturity Date, each holder of Series B Preferred Stock shall have the right to require the Corporation to redeem, and the Corporation shall redeem, out of funds legally available therefor, any or all of the then-outstanding Shares of Series B Preferred Stock held by such holder (a “Holder Optional Redemption”) for a price per Share equal to the Redemption Price. Any such Holder Optional Redemption shall occur not less than sixty (60) days and not more than ninety (90) days following receipt by the Corporation of a written election notice (the “Holder Optional Redemption Notice”) from the applicable holder(s) of Series B Preferred Stock. In exchange for the cancellation of Shares of Series B Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Holder Optional Redemption Date in accordance with Section 7.7 below, the Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series B Preferred Stock, except to the extent prohibited by applicable Delaware law.

7.2 Corporation Redemption. Subject to the provisions of this Section 7, the Corporation shall have the right, but not the obligation, to redeem, out of funds legally available therefor, all (but not less than all) of the then-outstanding Shares of Series B Preferred Stock (a “Corporation Redemption”) upon a Change of Control for a price per Share equal to the Redemption Price. Any such Corporation Redemption shall occur not less than sixty (60) days following receipt by the applicable holder(s) of Series B Preferred Stock of a written election notice (the “Corporation Redemption Notice”) from the Corporation. Notwithstanding anything to the contrary herein, no Corporation Redemption shall occur prior to the effectiveness of the applicable Change of Control and unless such Change of Control occurs without prior notice to the Corporation, no Corporation Redemption shall occur other than substantially concurrently with the effectiveness of the applicable Change of Control. Following the notice period required by the Corporation Redemption Notice, the Corporation shall redeem all of the Shares of Series B Preferred Stock. In exchange for the surrender to the Corporation by the respective holders of Shares of Series B Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Corporation Redemption Date in accordance with Section 7.7 below, the Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series B Preferred Stock, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary contained herein, each holder of Shares of Series B Preferred Stock shall have the right to elect, prior to the Corporation Redemption Date, to exercise the conversion rights, if any, in accordance with Section 8.

7.3 Insolvency Redemption. Upon the occurrence of an Insolvency Event, the Corporation shall immediately redeem out of assets legally available therefor all the then outstanding Shares of Series B Preferred Stock for an amount equal to the Liquidation Preference. In exchange for the surrender to the Corporation by the respective holders of Shares of Series B Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Insolvency Event in accordance with Section 7.7 below, the Liquidation Preference for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series B Preferred Stock, except to the extent prohibited by applicable Delaware law and subject to the rights of the holders of any Parity Securities or Senior Securities and the rights of the Corporation’s existing and future creditors.

7.4 Holder Optional Redemption Notice. Each Holder Optional Redemption Notice shall state:

(a) the number of Shares of Series B Preferred Stock held by the holder that the holder requires the Corporation to redeem on the Holder Optional Redemption Date specified in the Holder Optional Redemption Notice; and

(b) the date of the closing of the redemption, which pursuant to Section 7.1 shall be no earlier than sixty (60) days and not later than ninety (90) days following circulation by the holder of Series B Preferred Stock to the Corporation of the Optional Redemption Notice (the applicable date, the “Holder Optional Redemption Date”).

7.5 Corporation Redemption Notice. Each Corporation Redemption Notice shall state:

(a) the number of Shares of Series B Preferred Stock held by the holder that the Corporation proposes to redeem on the Corporation Redemption Date specified in the Corporation Redemption Notice;

(b) the date of the closing of the redemption, which pursuant to Section 7.2 shall be no earlier than sixty (60) days following circulation by the Corporation of the Corporation Redemption Notice (the applicable date, the “Corporation Redemption Date” and, together with the Holder Optional Redemption Date, the “Redemption Dates”) and the Redemption Price;

(c) the current Conversion Price of the Series B Preferred Stock, after giving effect to any adjustments pursuant to Section 8.6; and

(d) the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series B Preferred Stock to be redeemed.

7.6 Insufficient Funds; Remedies For Nonpayment.

(a) Insufficient Funds. If on any Holder Optional Redemption Date the assets of the Corporation legally available are insufficient to pay the full Redemption Price for the total number of Shares to be redeemed, the Corporation shall (i) take all commercially reasonable actions required and permitted under applicable law to maximize the assets legally available for paying the Redemption Price, as applicable, (ii) redeem out of all such assets legally available therefor on the applicable Holder Optional Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares to be redeemed by each such holder on the applicable Holder Optional Redemption Date and (iii) following the applicable Holder Optional Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall use such assets to pay the remaining balance of the aggregate applicable Redemption Price.

(b) Remedies For Nonpayment. If on any Holder Optional Redemption Date or Corporation Redemption Date all of the Shares elected to be redeemed pursuant to such redemption are not redeemed in full by the Corporation by paying the entire applicable redemption price until such Shares are fully redeemed and the aggregate redemption price is paid in full, all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4.

7.7 Surrender of Certificates. On or before the applicable Redemption Date, each holder of Shares of Series B Preferred Stock being redeemed shall surrender the certificate or certificates, if any, representing such Shares to the Corporation in the manner and place designated in the Holder Optional Redemption Notice or Corporation Redemption Notice, as applicable, or to the Corporation’s corporate secretary at the Corporation’s headquarters, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Holder Optional Redemption Notice or Corporation Redemption Notice, as applicable. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Redemption Price by certified check or wire transfer to the holder of record of such certificate; provided, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of the canceled stock certificate.

7.8 Rights Subsequent to Redemption. If on the applicable Redemption Date the Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares (other than such holder’s rights pursuant to Section 15 and Section 16), shall cease, and such Shares shall no longer be deemed issued and outstanding.

8. Conversion.

8.1 Holders’ Optional Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time any holder of Series B Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series B Preferred Stock (including any fraction of a Share) held by such holder into an aggregate number of shares of Common Stock as is determined by multiplying the number of Shares (including any fraction of a Share) to be converted by the rate per Share determined by dividing (i) the sum of (x) the Accumulated Stated Value, plus (y) Compounded Dividends (if such Dividends have not yet been added to the Accumulated Stated Value) plus (z) any accrued and unpaid dividends for the most recent Dividend Period by (ii) the Conversion Price in effect immediately prior to such conversion, and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.2(c); provided, that no such conversion by any holder shall be permitted until the expiration or early termination of the applicable waiting period, if any, under the HSR Act with respect to any conversion of the Series B Preferred Stock by such holder. Notwithstanding the foregoing, if at any time after the Original Issue Date the Actual Share Count shall be greater than the Assumed Share Count, then the Series B Preferred Stock shall be convertible into an additional number of shares of Common Stock (including, subject to Section 8.2(c), any fractional share) as is determined by multiplying (i) the difference between the Actual Share Count and the Assumed Share Count by (ii) nineteen (19), such that the total number of shares of Common Stock into which the Series B Preferred Stock is convertible shall be equal to 95% of (y) the Actual Share Count, plus (z) the number of shares of Common Stock issuable upon conversion of the Shares of Series B Preferred Stock. Notwithstanding the foregoing, holders will not be permitted to exercise their conversion rights pursuant to this Section 8 to the extent the number of shares of Common Stock issuable upon such conversion would exceed the number of shares of Common Stock authorized and available for issuance (which shares available for issuance shall, for the avoidance of doubt not include shares validly reserved for issuance by the Corporation pursuant to any derivative securities or other instruments of the Corporation) under the Certificate of Incorporation at the time of the applicable conversion.

8.2 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series B Preferred Stock pursuant to Section 8.1 a holder or the Corporation, as applicable, shall (i) submit a written election to the Corporation or the holders, as applicable, that such holder or the Corporation elects to convert Shares specifying the number of Shares elected to be converted (a “Notice of Conversion”). The holders shall surrender, along with a Notice of Conversion, if applicable, to the Corporation the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of the Notice of Conversion and surrender of such Series B Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss, if applicable. Upon the receipt by the Corporation or the holders, as applicable, of a Notice of Conversion and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder or holders, as applicable (A) the number of shares of Common Stock (including, subject to Section 8.2(c), any fractional share) to which such holder or holders shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1, as applicable, and, if applicable (B) the number of Shares of Series B Preferred Stock delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election, in each case in book-entry form on the Corporation’s share ledger. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all Taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b) If requested by the Investor from time to time, the Corporation agrees the Board shall adopt a resolution proposing an amendment to the Certificate of Incorporation (i) to increase the total number of shares that the Corporation shall have authority to issue to 8,085,000,000, of which 7,800,000,000 shares shall be designated as Common Stock, par value $0.0001 per share, 275,000,000 shares shall be designated as Class V common stock, par value $0.0001 per share and 10,000,000 shares shall be designated as preferred stock, par value $0.0001 per share, and (ii) to make such other amendments as reasonably requested by the Investor as are necessary for the Corporation to maintain its compliance with the provisions of this Certificate of Designations (such amendments, the “Charter Amendments”) and declaring the advisability of the Charter Amendments, and the Corporation shall call and hold one or more special meetings of the Corporation’s stockholders as soon as reasonably practicable following such request for the purpose of obtaining approval of the Charter Amendments. The Corporation agrees that the proxy statement or other applicable communication related to any such special meeting will include the Board’s recommendation that the stockholders of the Corporation vote in favor of such proposal, the Corporation shall solicit proxies from its stockholders in connection therewith in the same manner as management proposals in prior proxy statements, all management-appointed proxyholders shall vote their proxies in favor of such proposal and the Corporation shall take all action necessary to cause such amendment, once approved by the requisite vote of the Corporation’s stockholders, to become effective as soon as practicable thereafter.

(c) Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series B Preferred Stock. Instead, the Corporation shall pay a cash adjustment to the holder of Series B Preferred Stock being converted based upon the Current Market Price on the Trading Day prior to the Conversion Date.

(d) Effect of Conversion. All Shares of Series B Preferred Stock converted as provided in Section 8.1 shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any rights to Dividends or the right of redemption pursuant to Section 7), other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor and the holder’s rights pursuant to Section 15 and Section 16. The “Conversion Date” means the date on which such holder complies with the procedures in Section 8.2(a) (including the submission of the written election to the Corporation of its election to convert).

8.3 Reservation of Stock. The Corporation shall at all times when any Shares of Series B Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with (i) the last sentence of Section 8.1 hereof or (ii) Section 8.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B Preferred Stock.

8.4 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Preferred Stock pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost or Tax to, the holder in respect thereof.

8.5 Conversion Right in Connection with Redemption. Notwithstanding anything to the contrary set forth in this Certificate of Designations, any holder may elect to convert any Shares of Series B Preferred Stock as provided in Section 8.1 in connection with any Holder Optional Redemption or Corporation Redemption prior to the applicable Redemption Date, provided, that for the avoidance of doubt, any holder may elect to convert any Shares of Series B Preferred Stock as provided in Section 8.1 following such Redemption Date in respect of Shares of Series B Preferred Stock to be redeemed in accordance with Section 7 if the closing of the redemption of such Shares does not occur on the applicable Redemption Date and so long as such Shares are not otherwise redeemed.

8.6 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series B Preferred Stock shall be subject to adjustment, without duplication, from time to time as provided in this Section 8.6, except that the Corporation shall not make any adjustment to the Conversion Price if each holder of the Series B Preferred Stock participates, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding Series B Preferred Stock, in any transaction described in this Section 8.6, without having to convert its Series B Preferred Stock, as if each such holder held a number of shares of Common Stock that would be issuable upon conversion of such Series B Preferred Stock in accordance with Section 8.1.

(a) Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(b) Stock Dividends or Distributions. If the Corporation shall issue shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock or if the Corporation effects a stock split or combination of the Common Stock (other than as set forth in Section 8.6(g)), the Conversion Price shall be adjusted based on the following formula:

CP1	=	CP0	×	OS0
OS1

where,

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this clause (b) shall become effective immediately after the open of business on such Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (b) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced.

(c) Distributions of Rights, Options or Warrants. If the Corporation shall distribute to all or substantially all holders of its Common Stock any rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholders’ rights plan, in which case the provisions of Section 8.6(g) shall apply) entitling them to purchase, for a period of not more than 45 calendar days from the announcement date for such distribution, shares of the Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement date for such distribution, the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	OS0 + X
OS0 + Y

where

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X	=	the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution; and

Y	=	the total number of shares of the Common Stock issuable pursuant to such rights, options or warrants.

Any decrease made under this clause (c) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this clause (c), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Corporation in good faith.

(d) Distributions of Equity Securities, Indebtedness, other Securities, Assets or Property. If the Corporation distributes shares of its Equity Securities, evidences of its Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities to all or substantially all holders of Common Stock, excluding:

(i) dividends or distributions as to which adjustment is required to be effected pursuant to clause (b) or (c) above;

(ii) rights issued to all holders of the Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Common Stock and the plan provides that the holders of Shares of Series B Preferred Stock will receive such rights along with any Common Stock received upon conversion of the Series B Preferred Stock;

(iii) dividends or distributions in which Series B Preferred Stock participates on an as-converted basis pursuant to Section 4.4; and

(iv) Spin-Offs described below in this clause (d) shall apply, then the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP0 – FMV
SP0

where,

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board in good faith) of the shares of Equity Securities, evidence of Indebtedness, securities, assets or property distributed with respect to each outstanding share of the Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this clause (d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each holder of Shares of Series B Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Series B Preferred Stock, the amount and kind of the Equity Securities, evidences of the Corporation’s Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities of the Corporation that such holder would have received as if such holder owned a number of shares of Common Stock into which the Share of Series B Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution. If the Board determines the “FMV” (as defined above) of any distribution for purposes of this clause (d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this clause (d) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Equity Securities of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	MP0
FMV + MP0

where,

CP1	=	Conversion Price in effect immediately after the end of the Valuation Period (as defined below);

CP0	=	the Conversion Price in effect immediately prior to the end of the Valuation Period;

FMV	=	the average of the Last Reported Sale Prices of the Equity Securities or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 2 as if references therein to Common Stock were to such Equity Securities or similar equity interest) over the first ten (10) consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

Any adjustment to the Conversion Price under the preceding paragraph of this clause (d) shall be made immediately after the close of business on the last Trading Day of the Valuation Period. If the Conversion Date for any share of Series B Preferred Stock to be converted occurs on or during the Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Valuation Period.

Notwithstanding the foregoing, if the “FMV” (as defined above) is equal to or greater than the Daily VWAP of the Common Stock over the Valuation Period, in lieu of the foregoing decrease, each holder of Shares of Series B Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Shares of Series B Preferred Stock, the amount and kind of Equity Securities or similar equity interest that such holder would have received as if such holder owned a number of shares of Common Stock into which the Series B Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution.

(e) [Reserved].

(f) Tender Offer, Exchange Offer. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP1 × OS0
AC + (SP1 × OS1)

where,

CP1	=	the Conversion Price in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CP0	=	the Conversion Price in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer;

SP1	=	the average of the Last Reported Sales Prices of the Common Stock of over the ten (10) consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the Expiration Date;

OS1	=	the number of shares of the Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer).

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 8.6(f), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 8.6(f) will be calculated as of the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any share of Series B Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

(g) Adjustment for Reorganization Events. If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) including a Change of Control (a “Reorganization Event”), then, subject to Section 5, following any such Reorganization Event, each Share of Series B Preferred Stock shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a holder of such Share of Series B Preferred Stock would have received in such Reorganization Event had such holder converted its Shares of Series B Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 8.6 set forth with respect to the rights and interest thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth in this Section 8.6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. The Corporation (or any successor) shall, no less than twenty (20) calendar days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series B Preferred Stock of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each Share of Series B Preferred Stock is expected to be convertible into under this Section 8.6(g). Failure to deliver such notice shall not affect the operation of this Section 8.6(g). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Corporation is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(h) Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Corporation is in effect upon conversion of the Shares of Series B Preferred Stock, the holders of Shares of Series B Preferred Stock will receive, in addition to any Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation distributed to all holders of the Common Stock, shares of Equity Securities, evidences of Indebtedness, securities, assets or property as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i) Other Issuances. Except as stated in this Section 8.6, the Corporation shall not be required to adjust the Conversion Price for the issuances of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities.

(j) Adjustment at the Discretion of the Board. The Corporation shall be permitted to decrease the Conversion Price by any amount for a period of at least twenty (20) Business Days if the Board determines in good faith that such decrease would be in the best interest of the Corporation. In addition, to the extent permitted by applicable Law and subject to the applicable rules of any exchange on which any of the Corporation’s securities are then listed, the Corporation also may (but is not required to) decrease the Conversion Price to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Price is decreased pursuant to either of the preceding two sentences, the Corporation shall deliver to the holders of the Series B Preferred Stock a notice of the decrease at least fifteen (15) days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(k) Rounding; Par Value; De-minimis Adjustments. All calculations under this Section 8.6 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. If an adjustment to the Conversion Price otherwise required by this Section 8.6 would result in a change of less than 1% to the Conversion Price, then, notwithstanding anything to the contrary in this Section 8.6, the Corporation may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect (i) when all such deferred adjustments would result in an aggregate change to the Conversion Price of at least 1%, (ii) on the Conversion Date of any share of Series B Preferred Stock, (iii) on the effective date of any Reorganization Event and (iv) in connection with Dividends paid on the Common Stock pursuant to Section 4.4 hereof.

(l) Treatment of Pre-Record Date Adjustments. Notwithstanding this Section 8.6 or any other provision of this Certificate of Designations, if a Conversion Price adjustment becomes effective on any Ex-Dividend Date, and a holder that has converted its Series B Preferred Stock on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding the Conversion Price adjustment provisions in this Section 8.6, the Conversion Price adjustment relating to such Ex-Dividend Date shall not be made for such converting holder. Instead, such holder shall be treated as if such holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(m) Notwithstanding anything to the contrary in this Section 8, the Conversion Price shall not be adjusted:

(i) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any employee, director or consultant benefit plan or program of the Corporation, or any other obligation of the Corporation to issue warrants, in each case in effect on the Original Issue Date;

(ii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (i) of this subsection and outstanding as of Original Issue Date;

(iii) solely for a change in the par value of the Common Stock; or

(iv) for accrued and unpaid Dividends, if any.

(n) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series B Preferred Stock, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series B Preferred Stock held by such holder.

(o) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, unless the Corporation has previously publicly announced such information (including through filing or furnishing such information with the Securities and Exchange Commission), the Corporation shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Conversion Shares.

9. Director Nomination Rights. For so long as the Investor and/or its Affiliates, in the aggregate, beneficially own Common Stock equivalent to 5.00% of the voting power of the capital stock of the Corporation entitled to vote for the election of directors (the “Preferred Stock Director Nomination Right Condition”), the Investor shall have the right to nominate to serve on the Board a number of persons sufficient to constitute a majority of the total number of directorships then authorized for the Board (each such nominee, a “Preferred Stock Nominee,” and each such director, a “Preferred Stock Director”). For so long as the Preferred Stock Director Nomination Right Condition continues to be satisfied, the Corporation shall use its reasonable best efforts to cause the Preferred Stock Nominee(s) to be elected to the Board, including by nominating the Preferred Stock Nominee(s) as designated by the Investor in writing for election (or re-election, as applicable) as a director at the end of each term of the Preferred Stock Director(s) as part of the slate proposed by the Corporation that is included in the proxy statement (or consent solicitation or similar document) of the Corporation relating to the election of the Board and recommending approval of the election of such Preferred Stock Nominee(s) in such proxy statement (or consent solicitation or similar document). At such time as the Preferred Stock Director Nomination Right Condition is no longer satisfied, the Preferred Stock Director(s) shall offer in writing to resign from the Board and any committees thereof effective as of a date within thirty (30) days after the first date that the Preferred Stock Director Nomination Right Condition is no longer satisfied, and, from and after such date, the Investor shall cease to have any rights under this Section 9. At all times when the Preferred Stock Director Nomination Right Condition is satisfied, a vacancy in the office of the Preferred Stock Director(s) shall only be filled by the written consent of Investor and the Corporation shall cause such Preferred Stock Nominee(s) designated in such written consent to fill such resulting vacancy. Notwithstanding the foregoing, to the extent the Investor (and/or any of its Affiliates) holds the Series A Preferred Stock, the total number of directorships the Investor is entitled to appoint under this Section 9 shall be reduced on a one-for-one basis by any director(s) the Investor is entitled to appoint under the Series A Preferred Stock Certificate of Designations.

10. Consent Rights. From and after the Original Issue Date, the Corporation shall not take, and shall cause its Subsidiaries not to take, any of the actions set forth below (including by means of merger, consolidation, reorganization, recapitalization, amendment to the Certificate of Incorporation or other organizational documents or otherwise) without the prior affirmative vote or written consent of holders, voting exclusively as a single class, representing at least a majority of the outstanding shares of Series B Preferred Stock:

(a) authorize, create or issue additional preferred stock, whether ranking senior, pari passu or junior to the Series B Preferred Stock;

(b) reclassify Common Stock into preferred stock, whether ranking senior, pari passu or junior to the Series B Preferred Stock;

(c) amend, alter, repeal or otherwise modify any provision the Certificate of Incorporation (including this Certificate of Designations) or any Subsidiary’s organizational documents, in each case in any manner that would adversely affect the powers, preferences, rights or privileges of any holder of Series B Preferred Stock;

(d) declare or pay any dividend or distribution, or purchase or redeem any Equity Securities of the Corporation (other than the redemption of Series B Preferred Stock in accordance with the terms of this Certificate of Designations), other than (i) the repurchase of any equity-based awards issued to employees (or prospective employees who have accepted an offer of employment) of the Corporation or any of its Subsidiaries, pursuant to plans that existed as of the Original Issue Date or (ii) the cashless exercise of warrants to purchase Common Stock outstanding as of the Original Issue Date or any warrants permitted by Section 10(f);

(e) [Reserved];

(f) issue Common Stock or other Equity Securities of the Corporation or its Subsidiaries, other than (i) the Corporation’s issuance or grant of shares of Common Stock or options to purchase shares Common Stock, or other equity-based securities, to employees (or prospective employees who have accepted an offer of employment) of the Corporation or any of its Subsidiaries, pursuant to plans in existence as of the Original Issue Date or (ii) the Corporation’s issuance of warrants, or other securities upon the exercise, exchange or conversion of any securities that are in each case exercisable or exchangeable for, or convertible into, shares of Common Stock and which securities or the obligations to issue such warrants were outstanding as of the Original Issue Date, provided, that such issuance, exercise, exchange or conversion is effected pursuant to the terms of such obligation or securities, as applicable, in each case as in effect on the Original Issue Date;

(g) [Reserved];

(h) take any of the actions set forth on Schedule I hereto; or

(i) agree to do any of the actions prohibited by this Section 10.

11. Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided, that any issuance of such shares as Series B Preferred Stock must be in compliance with the terms hereof.

12. Transfers. Subject to this Section 12 and the applicable provisions of the Investment Agreement, Shares of Series B Preferred Stock may be transferred or exchanged from time to time by the holder and the Corporation will cause each such transfer or exchange to be recorded in the Corporation’s share ledger; provided, however, that if the Investor and its Affiliates do not beneficially own at least a majority of the outstanding shares of Series B Preferred Stock at the time of a proposed transfer (or the Investor and its Affiliates would cease to beneficially own at least a majority of the outstanding shares of the Series B Preferred Stock as a result of the proposed transfer), the Corporation will have the right to consent to any transfer to any investor who is not an existing stockholder, lender or an Affiliate thereof as of the Original Issue Date (such consent not to be unreasonably withheld, delayed or conditioned).

13. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 13).

14. Amendments and Waiver. No provision of this Certificate of Designations may be amended, modified or waived, whether by merger, consolidation or otherwise, except by an instrument in writing executed by the Corporation and holders of a majority of outstanding Shares of Series B Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock; provided, that any amendment, whether by merger, consolidation or otherwise, to (i) decrease the Stated Value or Accumulated Stated Value, Redemption Price or Dividend Rate of any Share of Series B Preferred Stock or otherwise amend or modify in any manner adverse to a holder of Series B Preferred Stock the Corporation’s obligations to pay, or the circumstances under which the Corporation is obligated to offer or pay the Redemption Price, (ii) adversely affect the right of a holder of Series B Preferred Stock to convert Series B Preferred Stock into Common Stock or otherwise modify the provisions with respect to conversion in a manner adverse to a holder of Series B Preferred Stock, or increase the Conversion Price (or any amendment, modification or waiver, whether by merger or otherwise, which would in its application increase the Conversion Price) (subject to such modifications as are required under this Certificate of Designations) or (iii) otherwise amend any other terms of the Series B Preferred Stock in a manner that would have a disproportionate adverse effect on any holder of the Series B Preferred Stock as compared to other holders of the Series B Preferred Stock, requires the consent of holders of each Share of Series B Preferred Stock adversely affected thereby. The holders of Series B Preferred Stock shall have all remedies available at law or in equity for a breach of this Certificate of Designations, including the right to specific performance. Any action by the Corporation or any Subsidiary without the consent of holders of Shares of Series B Preferred Stock required by this Certificate of Designations (including Section 10 (including Schedule I hereto) or this Section 14) is expressly ultra vires and shall be void ab initio and any action or attempted action, any contracts, amendments or other documentation thereof or related thereto are expressly null and void.

15. Withholding. The Corporation and its paying agent shall be entitled to withhold Taxes on all payments on the Series B Preferred Stock or Common Stock or other securities issued upon conversion of the Series B Preferred Stock in each case to the extent required by applicable Law; provided, that to the extent that the holders of Series B Preferred Stock have previously delivered an appropriate IRS Form W-8 or W-9 to the Corporation establishing an exemption for U.S. federal withholding (including backup withholding), the Corporation shall not be permitted to withhold unless the Corporation has used commercially reasonable best efforts to provide such a holder advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given such a holder a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Corporation shall furnish the applicable holder with copies of any tax certificate, receipt or other documentation reasonably acceptable to the holder evidencing such payment.

16. Tax Matters.

(a) Absent a change in Tax law (a “Change in Tax Law”), or a contrary determination (as defined in Section 1313(a)(1) of the Code), the holders of Series B Preferred Stock and the Corporation agree (i) to treat the Series B Preferred Stock as “common stock” and not “preferred stock” for purposes of Section 305 of the Code and Treasury Regulations Section 1.305-5, and (ii) not to treat any dividend paid on the Corporation’s Common Stock in which the Series B Preferred Stock participates as giving rise to a “disproportionate distribution” within the meaning of Section 305(b)(2) of the Code. Absent a Change in Tax Law, or a contrary determination (as defined in Section 1313(a)(1) of the Code), the Corporation shall treat any adjustment to the Conversion Price pursuant to Section 8.6 as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income Tax and withholding purposes, and shall not take any position inconsistent with such treatment.

(b) The Corporation will reasonably cooperate with the applicable holder of Series B Preferred Stock to structure any repurchase or redemption of any Share of Series B Preferred Stock held by such holder in a manner intended to be treated as a payment in exchange for stock pursuant to Section 302(a) of the Code; provided, that the Corporation will not report any repurchase or redemption of any Share of Series B Preferred Stock as other than a payment in exchange for stock pursuant to Section 302(a) of the Code without first consulting with the applicable holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be executed this 5th day of December, 2024.

CORPORATION:

RUBICON TECHNOLOGIES, INC.

By:	/s/ Osman H. Ahmed
	Name:	Osman H. Ahmed
	Title:	Interim Chief Executive Officer

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